Exhibit 2

INDEPENDENT AUDITOR’S REPORT

To the Members of the Legislative Assembly of Nova Scotia:

Report on the Consolidated Financial Statements

I have audited the accompanying consolidated financial statements of the Province of Nova Scotia, which comprise the consolidated statement of financial position as at March 31, 2012, and the consolidated statements of operations and accumulated deficits, change in net debt and cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibilities for the Consolidated Financial Statements

Management is responsible for the preparation and fair representation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles for the public sector and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on these consolidated financial statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards required that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

Emphasis of Matter

I draw attention to Note 8 to the consolidated financial statements which describes the measurement uncertainty related to accumulated sick leave benefits at March 31, 2012 in certain government units. My opinion is not qualified in respect of this matter.

Opinion

In my opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Province of Nova Scotia as at March 31, 2012, and its consolidated financial performance and cash flows for the year then ended in accordance with Canadian generally accepted accounting principles for the public sector.

Jacques R. Lapointe, CA
Auditor General

July 30, 2012
Halifax, Nova Scotia

Consolidated Financial Statements

Statement 1

Province of Nova Scotia

Consolidated Statement of Financial Position

As at March 31, 2012

($ thousands)

	2012	2011
		(as restated)
Financial Assets
Cash and Short-Term Investments (Note 3)	828,661	1,181,094
Accounts Receivable and Advances	895,024	1,071,657
Inventories for Resale	8,970	8,969
Loans Receivable (Schedule 3)	1,993,626	1,935,215
Investments (Schedule 3)	92,130	89,534
Investment in Government Business Enterprises (Schedule 6)	107,588	95,524

	3,925,999	4,381,993

Liabilities
Bank Advances and Short-Term Borrowings	405,215	536,862
Accounts Payable and Accrued Liabilities	1,621,706	1,740,302
Deferred Revenue (Note 4)	265,207	395,560
Accrued Interest	216,591	208,522
Unmatured Debt (Schedule 4)	12,665,417	12,447,250
Unamortized Foreign Exchange Translation Gains and Losses, Premiums and Discounts	222,933	150,069
Federal Equalization Repayable Loan (Note 6)	48,129	60,161
Pension, Retirement and Other Obligations (Note 7 and 8)	1,724,295	1,601,582

	17,169,493	17,140,308

Net Debt	(13,243,494)	(12,758,315)

Non-Financial Assets
Tangible Capital Assets (Schedule 7)	5,122,215	4,876,924
Inventories of Supplies	57,039	56,732
Prepaid Expenses	24,513	33,402

	5,203,767	4,967,058

Accumulated Deficits	(8,039,727)	(7,791,257)

Accounting Changes (Note 2)
Trust Funds under Administration (Note 9)
Contingencies and Contractual Obligations (Note 13)
Subsequent Events (Note 15)
Direct Guarantees (Schedule 8)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Statement 2

Province of Nova Scotia

Consolidated Statement of Operations and Accumulated Deficits

For the fiscal year ended March 31, 2012

($ thousands)

	Adjusted Estimate 2012	Actual 2012	Actual 2011
			(as restated)
Revenue (Schedule 1)
Provincial Sources
Tax Revenue	4,624,276	4,603,868	4,694,857
Other Provincial Revenue	1,299,214	1,322,927	1,472,876
Net Income from Government Business Enterprises (Schedule 6)	354,579	370,316	357,959
Investment Income	201,420	197,017	181,741

	6,479,489	6,494,128	6,707,433
Federal Sources	3,056,089	3,179,294	3,211,806

Total Revenue	9,535,578	9,673,422	9,919,239

Expenses (Schedule 2)
Agriculture	65,069	69,234	66,403
Communities, Culture and Heritage	56,970	55,649	55,468
Community Services	1,010,090	1,047,543	923,433
Economic and Rural Development and Tourism	178,069	159,066	147,186
Education	1,408,619	1,468,528	1,426,271
Energy	33,529	31,770	34,828
Environment	80,863	75,760	95,662
Finance	91,124	78,786	71,660
Fisheries and Aquaculture	8,462	8,284	13,087
Health and Wellness	3,841,370	3,932,626	3,826,520
Justice	302,111	297,287	288,836
Labour and Advanced Education	392,199	391,433	405,427
Assistance to Universities	384,792	387,215	93,545
Natural Resources	96,080	102,569	95,398
Public Service	152,928	138,032	123,555
Seniors	1,881	1,866	1,734
Service Nova Scotia and Municipal Relations	275,607	260,366	297,768
Transportation and Infrastructure Renewal	421,239	412,204	406,434
Restructuring Costs	111,019	36,935	69,391
Pension Valuation Adjustment	31,761	38,042	(24,728)
Tax Credits and Rebates	74,943	68,320	48,860
Net Loss on Disposal of Crown Assets	—	—	609
Debt Servicing Costs (Note 11)	906,410	860,377	866,491

Total Expenses (Note 10)	9,925,135	9,921,892	9,333,838

Provincial Surplus (Deficit)	(389,557)	(248,470)	585,401

Accumulated Deficits, Beginning of Year
As Previously Reported		(7,860,273)	(8,429,374)
Accounting Changes (Note 2)		69,016	52,716

As Restated		(7,791,257)	(8,376,658)

Accumulated Deficits, End of Year		(8,039,727)	(7,791,257)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Consolidated Financial Statements

Statement 3

Province of Nova Scotia

Consolidated Statement of Changes in Net Debt

For the fiscal year ended March 31, 2012

($ thousands)

	Adjusted Estimate 2012	Actual 2012	Actual 2011
			(as restated)
Net Debt, Beginning of Year
As Previously Reported	(12,758,315)	(12,827,331)	(13,045,146)
Accounting Changes (Note 2)	—	69,016	52,716

As Restated	(12,758,315)	(12,758,315)	(12,992,430)

Changes in the Year *
Provincial Surplus (Deficit)	(389,557)	(248,470)	585,401
Acquisitions and Transfers of Tangible Capital Assets	(477,895)	(609,649)	(702,639)
Amortization of Tangible Capital Assets	270,655	362,442	345,291
Disposals of Tangible Capital Assets	—	1,916	3,143
Decrease (Increase) in Inventories of Supplies	—	(307)	5,698
Decrease (Increase) in Prepaid Expenses	—	8,889	(2,779)

Total Changes in the Year	(596,797)	(485,179)	234,115

Net Debt, End of Year	(13,355,112)	(13,243,494)	(12,758,315)

*	Except for the Provincial Surplus (Deficit) figure, the adjusted estimates for items under Changes in the Year reflect the activity of the General Revenue Fund only

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Statement 4

Province of Nova Scotia Consolidated

Statement of Cash Flow

For the fiscal year ended March 31, 2012

($ thousands)

	2012	2011
		(as restated)
Cash Inflows (Outflows) from the following activities:

Operating
Provincial Surplus (Deficit)	(248,470)	585,401
Sinking Fund and Public Debt Retirement Fund Earnings	(106,768)	(102,234)
Amortization of Premiums and Discounts on Unmatured Debt	(11,510)	(6,245)
Amortization of Tangible Capital Assets	362,442	345,291
Net Income from Government Business Enterprises	(370,316)	(357,959)
Profit Distributions from Government Business Enterprises	358,251	350,253
(Gain) Loss on Disposal of Tangible Capital Assets	(333)	1,116
Net Change in Other Items (Note 12)	(64,600)	(542,686)

	(81,304)	272,937

Investing
Repayment of Loans	270,742	200,201
Advances and Investing	(363,179)	(544,102)
Write-offs	31,430	21,603

	(61,007)	(322,298)

Capital
Acquisition of Tangible Capital Assets	(609,649)	(702,639)
Proceeds from Disposal of Tangible Capital Assets	2,249	2,027

	(607,400)	(700,612)

Financing
Debt Issued	2,255,594	2,265,042
Repayment of Federal Equalization Repayable Loan	(12,032)	(12,032)
Foreign Exchange Amortization	(25,496)	(28,082)
Sinking Fund (Installments) Withdrawals	(37,617)	(88,128)
Repayment of Debt and Other Long-term Obligations	(1,783,171)	(987,287)

	397,278	1,149,513

Cash (Outflows) Inflows	(352,433)	399,540
Cash Position, Beginning of Year	1,181,094	781,554

Cash Position, End of Year	828,661	1,181,094

Cash Position Represented by:
Cash and Short-Term Investments	828,661	1,181,094

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2012

1.	Financial Reporting and Accounting Policies

These financial statements are prepared in accordance with Canadian generally accepted accounting principles (GAAP) for the public sector that for purposes of the province’s financial statements are represented by the Public Sector Accounting (PSA) standards of the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants (CICA), supplemented where appropriate by other CICA and International Federation of Accountants accounting standards or pronouncements.

The consolidated financial statements were prepared using the following significant accounting policies:

(a)	Government Reporting Entity

The government reporting entity (GRE) is comprised of the General Revenue Fund, other governmental units (GUs), government business enterprises (GBEs), and the province’s proportionate share of government partnership arrangements (GPAs). GUs and GBEs represent the entities that are controlled by the government. Control is defined as the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the government from the other organization’s activities. Control exists regardless of whether the government chooses not to exercise its power to govern so long as it has the ability to govern. Control must exist at the financial statement date, without the need to amend legislation or agreements. GPAs represent entities for which decision making and significant risks and benefits are shared with other parties outside of the GRE.

Trusts administered by the province are excluded from the reporting entity and are disclosed in Note 9 for information purposes only.

(b)	Principles of Consolidation

A GBE is a self-sustaining organization that has the financial and operating authority to sell goods and services to individuals and non-government organizations as its principal activity and source of revenue. GBEs are accounted for on the modified equity basis which does not require any accounting policy adjustments. The total net equity of all GBEs is included in the Statement of Financial Position. The total net income from GBEs is reported as a separate item in the Consolidated Statement of Operations and Accumulated Deficits.

A GPA is a contractual arrangement between the government and a party or parties outside the GRE. The partners have significant clearly defined common goals, make a financial investment in the partnership, share control of decision making, and share, on an equitable basis, the significant risks and benefits associated with the operations of the government partnership. Where significant, the government’s interest in partnerships is accounted for using the proportionate consolidation method.

A GU is a government organization that is not a GBE or a GPA. GUs include government departments, public service units, funds, agencies, boards, commissions, service organizations, and government not-for-profit organizations. The accounts of GUs are consolidated on a line-by-line basis after adjusting the accounting policies to be consistent with those described in Note 1(d). Significant inter-organization accounts and transactions are eliminated.

A complete listing of the organizations within the GRE is provided in Schedule 10.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2012

1.	Financial Reporting and Accounting Policies (continued)

(c)	Presentation of Estimates

Each year, the province prepares an annual budget, referred to as the Estimates, which represents the financial plan of the province presented by the Government to the House of Assembly for the fiscal year commencing April 1. The Estimates, forming the basis of the Appropriations Act, are prepared primarily for the management and oversight of the General Revenue Fund based upon the policies, programs, and priorities of the Government. Impacts of consolidation are summarized in the Estimates and included on a net basis as Consolidation and Accounting Adjustments.

For comparison with these consolidated financial statements, the Estimates were adjusted on a line-by-line basis to gross up the associated revenues and expenses of the consolidated entities.

(d)	Significant Accounting Policies

Revenues

Revenues are recorded on the accrual basis. The main components of revenue are various taxes, legislated levies, program recoveries, user fees, and investment income. Revenues from Personal and Corporate Income Taxes, as well as Harmonized Sales Tax, are accrued in the year earned based upon estimates using statistical models. Tax revenues are recorded at the amount estimated, after considering adjustments for tax credits and other adjustments from the federal government.

Government transfers are recognized as revenue in the period during which the transfer is authorized and all eligibility criteria are met. Transfers are recorded as deferred revenue if they are restricted for a stated purpose, such as a specific program or the purchase of tangible capital assets.

Expenses

Expenses are recorded on the accrual basis and are reported in more detail in Note 10, Expenses by Object. Grants are recognized in the period during which the grant is authorized and all eligibility criteria are met by the recipients. Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans, and for contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. These provisions are updated as estimates are revised, at least annually.

Financial Assets

Cash and Short-Term Investments are recorded at cost, which approximate market value. Investments are R-1 (low, mid, high) rated federal and provincial government bills or promissory notes, bankers’ acceptances, term deposits, and commercial paper. Terms of investments are generally 1 to 90 days. The average interest rate was 1.02 per cent at year-end.

Accounts Receivable and Advances are recorded at the principal amount less valuation allowances.

Inventories for Resale are held for sale in the ordinary course of operations and are recorded at the lower of cost and net realizable value.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2012

1.	Financial Reporting and Accounting Policies (continued)

Loans are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the province and is recognized as an expense at the date of issuance of the loan. Any loan write-offs must be approved by the Governor-in-Council. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules.

Investments are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the province and is recognized as an expense at the date of issuance of the investment. Any write-down of an investment to reflect a loss in value is not reversed if there is a subsequent increase in value.

Liabilities

Bank Advances and Short-Term Borrowings have initial maturities of one year or less and are recorded at cost that approximates market value. Short-Term Borrowings had a weighted average interest rate of 0.97 per cent at year-end on Canadian dollar borrowings.

Unmatured Debt consists of debentures and various loans in Canadian and foreign currencies and capital leases. Debt is recorded at par, net of sinking funds (including public debt management funds).

Hedge accounting is used when financial instruments form a hedging relationship, the relationship is highly effective, and it is considered to be consistent with the province’s financial risk management goals. To have reasonable assurance of the effectiveness of a hedging relationship, the Province must expect the relationship to be effective in achieving offsetting changes in the fair value or cash flows of the hedged item and the hedging item. Effectiveness requires a high correlation of changes in fair values or cash flows. To ensure hedge effectiveness, the Province employs non-speculative derivatives that match the critical terms of the underlying hedged item.

Hedging relationships include synthetic instruments, which involve relationships between two or more assets or liabilities with matching terms for the purpose of emulating the net cash flows or other characteristics of a single asset or liability. Synthetic instrument accounting is used to account for the assets and liabilities in a synthetic instrument relationship as though they were the item being emulated.

Sinking Fund and Public Debt Retirement Fund investments are recorded at cost and consist primarily of debentures of the Province of Nova Scotia, other provincial governments, and the Government of Canada. Premiums and discounts on sinking funds are deferred and amortized over the life of the investment. Amortization and realized gains and losses for premiums and discounts relating to sinking fund balances and installments are netted against sinking fund earnings.

Unamortized Foreign Exchange Translation Gains and Losses result when debentures payable in foreign currencies, and sinking funds invested in foreign currencies are translated into Canadian dollars at the rate of exchange in effect at March 31 and upon entering into derivative contracts. Foreign exchange gains and losses on the translation of foreign currency are amortized on a straight-line basis over the remaining term of the related monetary item.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2012

1.	Financial Reporting and Accounting Policies (continued)

Premiums and Discounts, as well as underwriting commissions relating to the issuance of debentures, are deferred and amortized over the term of the related debt. Amortization and realized foreign exchange gains and losses, premiums and discounts relating to debt balances, serial retirements, sinking fund balances, and installments are charged to debt servicing costs except as noted above.

Pension, Retirement and Other Obligations include various employee future benefit plans. Pension liabilities for defined benefit plans are calculated using the projected benefit actuarial method using accounting assumptions that reflect the province’s best estimates of performance over the long-term. The projected benefit actuarial method attributes the estimated cost of retirement benefits to the periods of employee service. The net pension liability represents accrued pension benefits less the market related value of pension assets (if applicable) and the balance of unamortized experience gains and losses. The market related values are determined in a rational and systematic manner so as to recognize asset market value gains and losses over a five-year period. The pension benefit plan for the majority of health sector employees is offered by a multi-employer plan administrator and is not sponsored by the province. Employer contributions to this plan are expensed in the period paid. The accrued benefit asset (liability) of this plan is not recognized in these financial statements.

Contingent liabilities, including provisions for losses on loan guarantees, are potential liabilities which may become actual liabilities when one or more future events occur or fail to occur. If the future event is likely to occur or fail to occur, and a reasonable estimate of the loss can be made, an estimated liability is accrued and an expense recorded. If the likelihood is not determinable or an amount cannot be reasonably estimated, the contingency is disclosed in the notes to the financial statements. In cases where an accrual is made, but exposure exists beyond the amount accrued, this excess exposure would also be disclosed, unless the impact is immaterial or the disclosure would have an adverse effect on the outcome of the contingency.

Net Debt

Net Debt represents the total liabilities of the province, including unamortized foreign exchange translation gains and losses, premiums, and discounts on outstanding debenture issues, less its financial assets.

Non-Financial Assets

Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production and supply of goods and services, and are not intended for sale in the ordinary course of operations. Tangible capital assets are recorded at gross historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, construction, development, and installation of the tangible capital asset, except interest. Tangible capital assets include land, buildings, major equipment and software, vehicles, ferries, roads, highways, and bridges. Tangible capital assets do not include intangibles or assets acquired by right, such as forests, water and mineral resources, or works of art and historical treasures. Tangible capital assets are amortized to expense over the useful lives of the assets. The amortization methods and rates applied by the other governmental units are not adjusted to the methods and rates used by the General Revenue Fund.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2012

1.	Financial Reporting and Accounting Policies (continued)

Inventories of Supplies are held for consumption or use by the province in the course of its operations. Inventory is recorded at the lower of cost and net realizable value.

Prepaid Expenses are cash disbursements for goods or services, other than tangible capital assets and inventories of supplies, that will provide economic benefits in one or more future periods. The prepaid amount is recognized as an expense in the year the good or service is used or consumed.

Accumulated Deficits

Accumulated Deficits represent the total liabilities of the province less financial assets and non-financial assets. This represents the cumulative balance of net surpluses and deficits arising from the operations of the province.

(e)	Measurement Uncertainty

Uncertainty in the determination of the amount at which an item is recorded in the financial statements is known as measurement uncertainty. Many items are measured using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned courses of action. Uncertainty exists whenever estimates are used because it is reasonably possible that there could be a material difference between the recognized amount and another reasonably possible amount.

Measurement uncertainty exists in these financial statements in the accruals for such items as pension, retirement and other obligations, environmental remediation obligations, and federal and provincial source revenues. The nature of the uncertainty in the accruals for pension, retirement and other obligations arises because actual results may differ significantly from the province’s various assumptions about plan members and economic conditions in the marketplace. Uncertainty exists for environmental remediation obligations because the actual extent of remediation activities required may differ significantly based on the actual extent of site contamination and the chosen remediation process. Uncertainty related to Sales and Income Taxes, petroleum royalties, Canada Health Transfer, and Canada Social Transfer arises because of the possible differences between the estimated and actual economic growth and other assumptions used in statistical models to accrue these revenues.

(f)	Future Changes in Accounting Policies

The Public Sector Accounting Board has issued two new accounting recommendations effective for fiscal years beginning on or after April 1, 2012:

i.	Section PS 3410 - Government Transfers revises and replaces existing Section PS 3410. It establishes guidance on the recognition, presentation and disclosure of government transfers made to individuals, organizations, and other governments.

ii.	Section PS 3510 - Tax Revenues provides guidance on the recognition, presentation, and disclosure of tax revenues, transfers made through a tax system, and tax concessions.

The Province is currently analyzing the impacts of these standards on its financial statements.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2012

2.	Accounting Changes

During the year, the fiscalization ratios for Personal Income Tax (PIT) and Harmonized Sales Tax (HST) were reviewed and adjusted to a 75/25 basis. This change was also applied to the comparative year.

The Accounting Standards Board (AcSB) adopted International Financial Reporting Standards (IFRS) as Canadian Generally Accepted Accounting Principles (GAAP) for publicly accountable enterprises (PAEs) for fiscal years beginning on or after January 1, 2011. As such, the province’s four Government Business Enterprises (GBEs) were required to prepare their 2012 financial statements including comparative information for 2011 in compliance with IFRS.

Certain governmental units have union contracts that provide for sick leave provisions that accumulate but do not vest. Under PS 3255, governments must measure and record an obligation associated with the accumulated sick leave benefits that are anticipated to be used in future years. The province has measured certain of these benefits and has recorded them as an obligation on a retroactive basis. The value of these benefits for certain other entities has not yet been determined and therefore not yet recorded in the province’s consolidated financial statements.

As a result of these revisions, the Provincial Surplus (Deficit), Net Debt, and Accumulated Deficits were restated retroactively as follows:

($ thousands)
	2012		2011
	Net Debt April 1, 2011	Accumulated Deficits April 1, 2011	Provincial Surplus	Net Debt April 1, 2010	Accumulated Deficits April 1, 2010

Personal Income Tax	124,567	124,567	7,251	117,316	117,316
Harmonized Sales Tax	67,795	67,795	10,448	57,347	57,347
GBE Conversion to IFRS	(10,647)	(10,647)	4,656	(15,303)	(15,303)
Accumulated Sick Time Liability	(112,699)	(112,699)	(6,055)	(106,644)	(106,644)

	69,016	69,016	16,300	52,716	52,716

3.	Restricted Cash and Short-Term Investments

As at March 31, 2012, restricted cash and short-term investments of $105.4 million (2011 - $106.4 million) were designated for restricted purposes by parties external to the province. Restricted cash consists of $58.6 million for future housing expenditures from the Nova Scotia Housing Development Corporation; $33.1 million from Capital District Health Authority for the Centre for Clinical Research and other purposes; $2.5 million for gas market development from the Nova Scotia Market Development Initiative Fund; and $11.2 million for various other purposes.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2012

4.	Deferred Revenue

Receipts are recorded as deferred revenue if they are restricted by external parties for a stated purpose, such as a specific program or the purchase of tangible capital assets. Deferred revenue is recognized into revenue over time as the recognition criteria are achieved or is drawn down to reimburse third parties as conditions are met. The balance includes the following components:

($ THOUSANDS)	2012	2011

Nova Scotia Housing Development Corporation - Social Housing Agreement	58,602	58,951
Capital District Health Authority - Capital and Research Funds	46,126	36,109
Nova Scotia Gas Tax Agreement on Municipal Funding	45,780	49,676
Base Funding Agreement - Infrastructure and Highways	17,277	—
Early Learning Child Care Funds	17,961	26,985
Resource Recovery Fund Board Inc. - Unearned Revenue from Container Deposits, Paint Levies and Tire Deposits	14,562	14,486
Seniors Pharmacare	9,487	8,505
C-50 Police Officers Recruitment Fund	7,500	7,500
Heritage Canada - Official Languages in Education Protocol (OLEP)	5,668	4,578
Nova Scotia Market Development Initiative Fund	4,884	6,472
Labour Market Agreement	2,588	4,396
Offshore Accord	—	134,060
C-52 Federal Trust Agreements	—	11,835
C-41 Community Development Trust	—	286
Other	34,772	31,721

Total Deferred Revenue	265,207	395,560

5.	Derivative Financial Instruments

The province is a party to financial instruments with off-balance sheet risk, either to hedge against the risks associated with fluctuations in foreign currency exchange rates or to manage risks associated with interest rate fluctuations. Interest rate contracts include swap agreements and options on swaps. These contracts are used to vary the amounts and periods for which interest rates on borrowing are fixed or floating. Foreign exchange contracts include swap agreements that are used to convert the liability for foreign currency borrowing and associated costs into Canadian dollars.

The province’s policy requires that a minimum credit rating for counterparties to derivative transactions be ‘A’, where the minimum rating in the “A” category is “A-”or equivalent.

As at March 31,2012, the province has executed 40 interest rate swap contracts to convert certain interest payments from a fixed to floating, from floating to fixed, floating to floating, or fixed to fixed basis. These swaps have terms remaining of 45 days to 14.6 years, a notional principal value of $1.6 billion and a mark to market value of $17.5 million.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2012

5.	Derivative Financial Instruments (continued)

The province has currency swap contracts that convert foreign denominated debt into Canadian dollar denominated debt as follows:

Termination Date	Original Currency	Original Principal	Current Currency	Current Principal	Mark to Market [1]
		($ thousands)		($ thousands)	($ thousands)

April 16, 2019	UK£	60,000	CDN$	114,387	(26,475)

Total	UK£	60,000	CDN$	114,387	(26,475)

July 27, 2013	US$	300,000	CDN$	299,850	1,925
July 21, 2015	US$	750,000	CDN$	771,750	4,853
March 15, 2016	US$	150,000	CDN$	205,725	(44,932)
January 26, 2017	US$	500,000	CDN$	562,470	4,652
February 1, 2019	US$	200,000	CDN$	198,000	10,101
July 1, 2019	US$	200,000	CDN$	199,900	6,851
November 15, 2019	US$	244,000	CDN$	246,318	5,930
March 1, 2020	US$	300,000	CDN$	409,200	(118,125)
May 1, 2021	US$	300,000	CDN$	312,002	(3,457)
April 1, 2022	US$	300,000	CDN$	379,517	(78,137)
July 30, 2022	US$	300,000	CDN$	329,310	(21,157)

Total	US$	3,544,000	CDN$	3,914,042	(231,496)

[1]	Mark to Market is an indication of the swap’s market value as at March 31, 2012, which represents the equivalent to the present value of future cash flows based on market conditions at March 31, 2012.

6.	Federal Equalization Repayable Loan

The province received an equalization repayable loan from the federal government in March 2005 in the amount of $120.3 million. The loan bears no interest and is being repaid over 10 years, with bi-monthly deductions of $0.5 million that commenced in April 2006. As at March 31, 2012, the balance of the loan was $48.1 million (2011 - $60.2 million).

7.	Pension, Retirement and Other Obligations

The province offers a variety of pension, other retirement, post-employment and special termination benefits. The province is responsible for adequately funding most of the plans. Except as otherwise noted, the cost of benefits are recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event that obligates the province to pay benefits occurs.

(a)	Description of Obligations

Pension Benefit Plans

The province sponsors two funded pension plans, the Nova Scotia Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP). Both plans are defined benefit plans with plan assets primarily composed of Canadian and foreign equities, government and corporate bonds, debentures, secured mortgages and real estate. The plans are jointly funded with contributions from employees being matched by the province. Benefits paid upon retirement are based on an employee’s length of service, rate of pay, and inflation adjustments.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2012

7.	Pension, Retirement and Other Obligations (continued)

On April 1, 2006, the Minister of Finance transferred responsibility for the governance of the Nova Scotia Teachers’ Pension Plan to the Teachers’ Pension Plan Trustee Inc. (TPPTI). The TPPTI is the trustee for the plan and is comprised of nine board members - four nominated by the Nova Scotia Teachers’ Union, four nominated by the province, and one Chair agreed to by both parties. As a result of this transfer, the province and Union agreed to share all surpluses and deficits of the plan equally. The province accounts for half of all components of the accrued benefit liability associated with the plan in its financial statements. In addition, the province recognizes half of components associated with the net benefit expense (recovery) associated with this plan. As of March 31, 2012, the total accrued benefit liability associated with the plan was $256.5 million.

The province has several unfunded defined pension plans. The majority of these plans do not require contributions from employees. Benefits paid upon retirement are based on an employee’s length of service, rate of pay, and inflation adjustments.

Employees in the health sector are members of a multi-employer defined benefit pension plan. As the province does not sponsor this plan, the annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. The accrued benefit asset (liability) of this plan is not recognized in these financial statements. The most recent actuarial valuation was performed on October 31, 2010 and extrapolated to December 31, 2011, which indicated a funding deficit of $0.06 million.

Other Retirement Benefit Plans

The province sponsors two other retirement benefit plans: retirement allowances and retirement health plan benefits. These plans are not funded. Benefits paid upon retirement for retirement allowances are based on an employee’s length of service and rate of pay. Retirement health plan benefits vary depending on the collective agreements negotiated with each group. The province pays 65 per cent and 100 per cent of the cost of retirement health plan benefits for the PSSP and TPP retirees, respectively.

Post-Employment Benefits

The province offers two significant post-employment benefit plans: Self Insured Workers’ Compensation and Long-Term Disability. The amount recorded in these financial statements represents the actual amount of benefits paid during the year plus the actuarial estimate of future payments, based on claims ongoing at year-end. For the Long-Term Disability plan, the obligation is offset by the market related value of plan assets.

Accumulated Sick Leave Provisions

Under Public Sector Accounting standards, governments must measure and record an obligation associated with the accumulated sick leave benefits that are anticipated to be used in future years. The province’s school boards have collective agreements containing provisions that allow sick days to accumulate but not vest. Actuarial valuations have been completed and form the basis for recording these liabilities for the first time in the 2012 fiscal year, with retroactive restatement of comparative years. See Note 8, Accumulated Sick Leave Benefits (ASLB), for additional information.

Special Termination Benefits

The province has offered early retirement incentive programs to members of the PSSP and TPP at various times commencing in 1986 and 1994 respectively. Qualified members were offered additional years of pensionable service if they elected to retire. The cost of these benefits was accrued in the year the employee accepted the early retirement option.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2012

7.	Pension, Retirement and Other Obligations (continued)

(b)	Summary of Activity in Defined Benefit Plans Accrued Benefit Liability

($ thousands)
	2012	2011
		(as restated)
Pension Benefit Plans	102,205	41,491
Other Benefit Plans	1,622,090	1,560,091

Total Accrued Benefit Liability	1,724,295	1,601,582

Activity During the Year
($ thousands)	Pension Benefit Plans		Other Benefit Plans
	2012	2011	2012	2011
				(as restated)
Projected Benefit Obligation, Beginning of Year	7,649,132	8,025,530	1,631,229	1,583,076
Current Benefit Cost	201,835	196,055	88,689	83,756
Interest Cost	524,274	517,553	77,418	74,350
Actuarial (Gains) Losses	22,137	(106,696)	12,664	887
Benefit Payments	(461,850)	(446,071)	(97,157)	(93,764)
Other	10,948	13,191	590	1,259
Plan Amendments	6,966	(550,430)	—	(18,335)

Projected Benefit Obligation, End of Year	7,953,442	7,649,132	1,713,433	1,631,229

Market Related Value of Plan Assets, Beginning of Year	6,771,568	6,175,658	114,503	102,919
Expected Return on Plan Assets	462,109	442,210	7,097	6,631
Actuarial (Gains) Losses	(321,733)	(226,959)	(5,098)	(2,518)
Benefit Payments	(461,850)	(446,071)	(97,157)	(93,764)
Other	10,948	13,191	(579)	(476)
Employer Contributions	154,449	688,254	95,613	91,798
Employee Contributions	124,616	125,285	10,482	9,913

Market Related Value of Plan Assets, End of Year	6,740,107	6,771,568	124,861	114,503

Funded Status, End of Year	(1,213,335)	(877,564)	(1,588,572)	(1,516,726)
Unamortized Net Actuarial (Gains) Losses	1,111,130	839,370	15,837	(6,993)
Valuation Allowance	—	(3,297)	(49,355)	(36,372)

Accrued Benefit Liability, End of Year	(102,205)	(41,491)	(1,622,090)	(1,560,091)

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2012

7.	Pension, Retirement and Other Obligations (continued)

(c)	Actuarial Assumptions

The table below shows significant weighted-average assumptions used to measure pension and other benefit plan obligations.

	Pension Benefit Plans		Other Benefit Plans
	2012	2011	2012	2011

Long-term inflation rates	2.50%	2.50%	2.50%	2.50%

Expected real rate of return on plan assets	4.29% & 4.39%	4.50%	—	—

Rate of compensation increase	2.50% to 5.25% + merit	2.75% to 5.50% + merit	2.65% to 5.15% + merit	2.75% to 4.95% + merit

Discount rate - main plans	6.90% & 7.00%	7.11%	4.75%	4.75%

Other	—	—	6.09%	6.35%

Other assumptions

7.0 per cent annual rate increase in the cost per person of covered healthcare benefits for 2010-11, decreasing to an ultimate rate of 4.5 per cent per annum over 15 years.

7.0 per cent annual rate increase in the cost per person of covered prescription drugs for 2010-11, decreasing to an ultimate rate of 4.5 per cent per annum over 15 years.

Actuarial assumptions are reviewed and assessed on a regular basis to ensure that the accounting assumptions take into account various changing conditions and reflect the province’s best estimate of performance over the long-term.

(d)	Other Disclosure

The net unamortized actuarial gains (losses) are amortized on a straight-line basis over the expected average remaining service life (EARSL) of the related employee groups ranging from 4 years to 18 years (weighted-average EARSL is 14 years).

During the year, the weighted average actual rate of return on plan assets was 2.7 per cent (2011 - 10.6 per cent). The total market value of plan assets at March 31, 2012 was $8.6 billion (2011 - $8.6 billion).

The most recent actuarial valuations performed for most of the benefit plans was at December 31, 2010 with the exception of certain other retirement benefit plans that were performed on various dates and the post-employment benefit plans that are performed annually at March 31.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2012

7.	Pension, Retirement and Other Obligations (continued)

(e)	Net Benefit Plans Expense (Recovery)

The table below shows the components of the net benefit plans expense (recovery).

($ thousands)
	Pension Benefit Plans		Other Benefit Plans
	2012	2011	2012	2011
				(as restated)

Current Benefit Cost	201,835	196,055	88,689	83,756
Employee Contributions	(125,138)	(125,796)	(10,492)	(9,922)
Employer Contributions *	36,469	33,791	—	—
Plan Amendments	6,966	(550,430)	—	(18,335)
Amortization of Net Actuarial (Gains) Losses	48,080	36,375	(5,067)	(1,416)
Recognition of Actuarial Losses on Plan Amendment	254	535,723	—	—
Other	23,774	(1)	1,367	1,959
Increase (Decrease) in Valuation Allowance	(3,297)	3,297	12,983	12,889
Interest Cost	524,274	517,553	77,418	74,350
Expected Return on Plan Assets	(462,109)	(442,210)	(7,097)	(6,631)
Employer Contributions to Multi-Employer Plan	96,284	93,648	—	—

Net Benefit Plans Expense (Recovery)	347,392	298,005	157,801	136,650

*	This represents one-half of the employer contributions made by the province to the TPP. Included in the figures above for 2012 and 2011 are one-half of all transactions associated with TPP to reflect the province’s share of this plan under joint trusteeship.

8.	Accumulated Sick Leave Benefits

Certain governmental units have collective agreements containing sick leave provisions that accumulate but do not vest. Under Public Sector Accounting standards, governments must measure and record an obligation associated with the accumulated sick leave benefits (ASLB) that are anticipated to be used in future years. Within the province, ASLB are unfunded, meaning there are no assets set aside to cover the related costs of these benefits in the future.

Due to the nature of these benefits, actuarial valuations are required to estimate their financial value. Valuations of ASLB require extensive data gathering and analyses that are complex. Multiple collective agreements exist across government and within the entities, containing various benefit entitlements and rules. Data is drawn from multiple current and legacy databases for up to seven years of cross-matched employee information. Much work is required to consolidate the numerous data files into one and reconcile the data to make it usable for an actuarial valuation.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2012

8.	Accumulated Sick Leave Benefits (continued)

An actuarial assumption must be developed to reflect the probability of employees actually using ASLB “banked days”. This involves a detailed analysis of several years of data to determine historical usage. A historical usage pattern is not based on the data group as a whole but must take into account a number of specific factors such as, but not limited to, gender, age, and type of contract/job responsibilities, each of which may impact the anticipated amount of accumulated sick leave time taken in the future. As a result, the anticipated usage assumption may involve a number of criteria and circumstances that then must be applied to the data in coordination with other actuarial assumptions such as discount rate, retirement assumptions, future salary increases, mortality tables, etc. As a result, a reasonable estimate of the value of ASLB is not a quick and easy calculation.

Actuarial valuations have commenced during the year. Actuarial valuations have been completed for ASLB of the school boards and these liabilities have been recorded in 2012 with retroactive restatement of comparative years. Information required to properly measure all ASLB liabilities within the Government Reporting Entity was not complete as of March 31, 2012, and therefore the liability has not been fully recognized as of that date. The data for some entities was not yet in the format required to proceed with the valuations. In the absence of completed valuations, the value of ASLB cannot be determined for the District Health Authorities, Nova Scotia Community College, and a few small government not-for-profit entities. The liability is expected to be significant, but under Public Sector Accounting standards, liabilities that cannot be reasonably estimated should not be recognized in the financial statements. Instead, Public Sector Accounting standards encourage disclosure of significant items of this nature. Once the liabilities for these entities have been determined, they will be recorded in that year with a retroactive restatement of comparative years.

9.	Trust Funds Under Administration

($ thousands)
	2012	2011
		(as restated)

Nova Scotia Public Service Superannuation Fund (1)	4,369,319	4,301,040
Sydney Steel Corporation Superannuation Plan (1), (2)	12	7
Nova Scotia Public Service Long Term Disability Plan (1), (4)	113,597	108,109
Nova Scotia Credit Union Deposit Insurance Corporation (4)	19,534	18,995
Public Trustee (5)	47,754	53,636
Miscellaneous Trusts (3)	32,495	27,390

Total Trust Funds Under Administration	4,582,711	4,509,177

(1)	Financial statements of these funds available in Public Accounts Volume 2.
(2)	Administration of the assets of Sydney Steel Corporation Superannuation Fund was assumed during 2001.
(3)	Miscellaneous trusts include a large number of relatively small funds.
(4)	These represent trusts with December 31 year ends.
(5)	Final financial statements not available at time of production of Public Accounts Volume 1.

Other

The Nova Scotia Teachers’ Union and the Province of Nova Scotia agreed to joint trusteeship of the Nova Scotia Teachers’ Pension Fund effective April 1, 2006. Under joint trusteeship, the Trustee of the Fund is the Teachers’ Pension Plan Trustee Inc., of which the province has four of nine members. The Trustee is responsible for the administration of the Fund and investment management of fund assets.

Total net assets available for benefits as at December 31, 2011 were $4.0 billion (2010 - $4.2 billion).

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2012

10.	Expense by Object

($ thousands)	2012	2011
		(as restated)

Grants and Subsidies	3,513,685	2,988,291
Salaries and Employee Benefits	3,441,969	3,360,044
Operating Goods and Services	1,386,766	1,418,415
Professional Services	306,004	290,333
Amortization	362,442	345,291
Debt Servicing Costs	860,377	866,491
Other	50,649	64,973

Total Expenses by Object	9,921,892	9,333,838

11.	Debt Servicing Costs

($ thousands)	2012	2011
		(as restated)

CDN$ Denominated Debt	741,029	721,344
Pension, Retirement and Other Obligations	132,512	143,062
Capital Leases	17,942	19,461
Other Debt	5,171	13,238
Premium / Discount Amortization	(11,510)	(6,245)
Foreign Exchange	(25,897)	(25,955)
Miscellaneous	1,130	1,586

Total Debt Servicing Costs	860,377	866,491

Debt servicing costs for Government Business Enterprises were $13.6 million (2011 - $14.5 million) for the year ended March 31, 2012.

12.	Cash-Flow – Net Change in Other Items

($ thousands)	2012	2011
		(as restated)

Change in Receivables from Government Business Enterprises	(3,891)	750
Change in Accounts Receivable and Advances	180,524	(34,149)
Change in Accounts Payable and Other Short-Term Borrowings	(250,243)	230,835
Change in Inventories for Resale	(1)	(5,145)
Change in Inventories of Supplies	(307)	5,698
Change in Prepaid Expenses	8,889	(2,779)
Change in Deferred Revenue	(130,353)	(275,691)
Change in Accrued Interest	8,069	10,333
Change in Pension, Retirement and Other Obligations	122,713	(472,538)

Total Net Change in Other Items	(64,600)	(542,686)

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2012

13.	Contingencies and Contractual Obligations

(a)	Contingent Liabilities

Environmental Sites

Various provincially owned sites throughout the province are considered environmental or contaminated sites. Studies are ongoing to assess the nature and extent of damage to develop remediation plans. Provisions for these costs are recorded in these financial statements when it is determined a liability exists and a reasonable estimate of the remediation costs can be made. With the exception of remediation costs noted in the following paragraphs, no further provisions have been recognized in these financial statements.

Engineering and environmental studies have generated estimates for the cost of remediation of the Sydney Steel Corporation (SYSCO) and adjacent sites as well as the Sydney Tar Ponds site. As a result, the province recorded liabilities totaling $318.5 million in 2000 for environmental site clean up. At March 31, 2012, $72.4 million (2011 - $103.8 million) remains unspent. The provision will continue to be utilized for future decommissioning, demolition, and remediation of SYSCO’s and adjacent sites, including the Sydney Tar Ponds site. Based on currently available information, the provision, in aggregate, appears to be sufficient to cover the estimated costs to remediate these sites.

Other remediation liabilities amounting to $12.7 million (2011 - $13.0 million) have been recognized in these financial statements.

Lawsuits

The Province of Nova Scotia is involved in various legal proceedings arising from government activities. These different disputes result from breaches of contract, damages suffered by individuals or property, and related elements. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions may be significant, their outcomes are not certain.

When it is determined that a liability likely exists and the amount can be reasonably estimated, the amount is recorded as an accrued liability and an expense. The accrued liability for pending litigation in process at March 31, 2012 was $43.1 million (2011 - $40.3 million).

Guarantees

Guarantees by the province are authorized by various acts of legislature and provided through specific agreements and programs to repay promissory notes, bank loans, lines of credit, mortgages, and other securities. Provision for losses on guarantees are recorded when it is likely that a loss will occur. The amount of the loss provision represents the province’s best estimate of future payments. Estimates take into consideration the nature of the loan guarantee, loss experience, and current conditions. The provision is reviewed on an ongoing basis and changes in the provision are recorded as expense in the year they become known. Details on amounts authorized, utilized, and accrued are presented in Schedule 8.

Other Contingent Liabilities

The province also has contingent liabilities in the form of indemnities. The province’s potential liability, if any, cannot be determined at this time.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2012

13.	Contingencies and Contractual Obligations (continued)

(b)	Contingent Gains

The province may receive funds in the future from recoveries of various types of claims paid out and other agreements pending the occurrence of certain events. Recoveries are recorded once the contingent events occur and collectability is reasonably assured.

(c)	Contractual Obligations

As at March 31, 2012, the province had contractual obligations as follows:

($ thousands)		Government	Total
	Governmental	Business	Contractual
Fiscal Year	Units	Enterprises	Obligations
2013	972,422	12,531	984,953
2014	790,115	7,623	797,738
2015	750,667	6,023	756,690
2016	445,607	6,267	451,874
2017	438,525	6,209	444,734
2018 - 2022	1,822,658	—	1,822,658
2023 - 2027	1,638,194	—	1,638,194
2028 - 2032	1,821,555	—	1,821,555
2033 & thereafter	816,987	—	816,987

	9,496,730	38,653	9,535,383

These contractual obligations are comprised of $9,307.9 million from the General Revenue Fund, $188.8 million from other Governmental Units, and $38.7 million from the Government Business Enterprises. Included are contractual obligations from the Department of Health and Wellness of $4,210.7 million for service agreements with long-term care facilities and $757.4 million for the management of the ground ambulance fleet, $2,821.4 million from the Department of Justice for RCMP policing services, $865.3 million from the Department of Labour and Advanced Education for university assistance, $244.1 million from the Department of Education for P3 School maintenance agreements, and $78.5 million from Nova Scotia Business Inc. for projects approved under its various programs.

LEASES

As at March 31, 2012, the province was contractually obligated under various operating leases. Future minimum annual lease payments are as follows:

($ thousands)		Government	Total
	Governmental	Business	Lease
Fiscal Year	Units	Enterprises	Payments
2013	78,691	1,363	80,054
2014	56,195	1,221	57,416
2015	44,644	1,040	45,684
2016	35,780	1,003	36,783
2017	30,947	951	31,898
2018 - 2022	24,896	8	24,904
2023 - 2027	504	—	504
2028 - 2032	403	—	403

	272,060	5,586	277,646

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2012

14.	Related Party Transactions

Included in these consolidated financial statements are insignificant transactions with various provincial crown corporations, agencies, boards, and commissions. Significant related party transactions have been offset and eliminated for purposes of consolidated reporting. Parties are deemed to be related to the General Revenue Fund due to common control or ownership by the Province of Nova Scotia.

The most significant unadjusted related party transactions are described in more detail in Schedule 6 - Government Business Enterprises.

15.	Subsequent Events

On June 1, 2012, the Government of Nova Scotia, Department of Agriculture, and Dalhousie University reached an agreement, supported by legislation, to merge Nova Scotia Agricultural College (NSAC) with Dalhousie effective September 1, 2012. The agreement includes a three year funding agreement between the province and Dalhousie, and the campus land, buildings, and other operating assets will be transferred to Dalhousie on the date of the merger. The Nova Scotia Agricultural College will therefore no longer form part of the Government Reporting Entity effective September 1, 2012.

The province announced on July 12, 2012 that provincial, municipal, and federal governments will be partners in the construction of a new convention centre in the downtown Halifax Nova Centre development. The province and municipality will each contribute $56.4 million toward capital and operating costs. The federal government will contribute $51.4 million toward capital costs only. Upon substantial completion of this project, the province will record the convention centre as a tangible capital asset and recognize an obligation for the 25-year capital lease in the amount equal to the projected building costs of $164.2 million.

16.	Comparative Figures

Certain of the prior year’s figures have been reclassified to conform to the presentation format adopted in the current year.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 1

Revenue

For the fiscal year ended March 31, 2012

($ thousands)

	2012	2011
		(as restated)
Provincial Sources
Tax Revenue
Personal Income Tax	2,055,700	2,053,310
Corporate Income Tax	295,394	473,053
Harmonized Sales Tax	1,598,131	1,515,142
Tobacco Tax	208,631	211,856
Motive Fuel Tax	250,186	255,395
Other Tax Revenue	195,826	186,101

	4,603,868	4,694,857

Other Provincial Revenue
Recoveries	259,238	344,543
Other Revenue from Governmental Units	421,152	393,343
Municipal Contributions to School Boards	210,032	206,297
Petroleum Royalties	112,680	197,008
Registry of Motor Vehicles	117,084	112,281
Other Government Charges	70,842	70,103
Miscellaneous	128,532	149,301
Net Gain on Disposal of Crown Assets	3,367	—

	1,322,927	1,472,876

Net Income from Government Business Enterprises	370,316	357,959

Investment Income
Interest Revenue	90,249	79,507
Sinking Fund and Public Debt Retirement Fund Earnings	106,768	102,234

	197,017	181,741

Total Provincial Sources	6,494,128	6,707,433

Federal Sources
Equalization Payments	1,407,242	1,360,723
Canada Health Transfer	758,941	726,429
Canada Social Transfer	316,473	309,696
Recoveries	306,963	302,700
Offshore Accord	167,755	227,225
TCA Cost Shared Revenue	38,995	95,002
Crown Share	30,053	29,717
Other Federal Transfers	152,872	160,314

Total Federal Sources	3,179,294	3,211,806

Total Revenue	9,673,422	9,919,239

Schedules to the Consolidated Financial Statements

Schedule 2

Expenses

For the fiscal year ended March 31, 2012

($ thousands)

	2012	2011
		(as restated)
Agriculture
Department of Agriculture	58,895	61,362
AgraPoint International Inc.	4,927	3,259
AgriTECH Park Incorporated	750	782
Nova Scotia Crop and Livestock Insurance Commission	3,662	—
Nova Scotia Harness Racing Fund	1,000	1,000

	69,234	66,403

Communities, Culture and Heritage
Department of Communities, Culture and Heritage	49,335	49,066
Art Gallery of Nova Scotia	3,852	3,789
Public Archives of Nova Scotia	107	119
Sherbrooke Restoration Commission	2,347	2,494
Vive l’Acadie Community Fund	8	—

	55,649	55,468

Community Services
Department of Community Services	895,170	797,926
Nova Scotia Housing Development Corporation	152,373	125,507

	1,047,543	923,433

Economic and Rural Development and Tourism
Department of Economic and Rural Development and Tourism	94,655	90,905
Bioscience Enterprise Centre Incorporated	2	309
Film Nova Scotia	3,724	3,632
Nova Scotia Business Inc.	30,864	23,180
Nova Scotia Innovation Corporation	8,652	5,938
Nova Scotia Strategic Opportunities Fund Incorporated	17	2,050
Trade Centre Limited	16,508	16,896
Waterfront Development Corporation Limited	4,644	4,276

	159,066	147,186

Education
Department of Education	287,941	218,834
Annapolis Valley Regional School Board	129,379	129,729
Cape Breton Victoria Regional School Board	149,388	163,197
Chignecto-Central Regional School Board	193,375	200,917
Conseil scolaire acadien provincial	52,595	54,359
Halifax Regional School Board	430,436	424,070
Nova Scotia School Boards Association	647	1,116
Nova Scotia School Insurance Program and Exchange	4,003	3,459
South Shore Regional School Board	73,293	78,199
Strait Regional School Board	80,889	84,410
Tri-County Regional School Board	66,582	67,981

	1,468,528	1,426,271

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 2

Expenses (continued)

For the fiscal year ended March 31, 2012

($ thousands)

	2012	2011
		(as restated)
Energy
Department of Energy	30,129	20,604
Conserve Nova Scotia	—	12,672
Nova Scotia Market Development Initiative Fund	1,588	1,495
Pengrowth Nova Scotia Energy Scholarship Fund	53	57

	31,770	34,828

Environment
Department of Environment	26,618	47,398
Resource Recovery Fund Board Incorporated	49,142	48,264

	75,760	95,662

Finance
Department of Finance	33,987	31,508
Nova Scotia Pension Agency	35,951	32,093
Nova Scotia Utility and Review Board	8,835	8,045
3052155 Nova Scotia Limited	13	14

	78,786	71,660

Fisheries and Aquaculture
Department of Fisheries and Aquaculture	8,284	12,818
Nova Scotia Sportfish Habitat Fund	—	269

	8,284	13,087

Health and Wellness
Department of Health and Wellness	1,859,800	1,823,514
Annapolis Valley District Health Authority	126,561	126,363
Cape Breton District Health Authority	294,276	286,375
Capital District Health Authority	825,410	777,247
Colchester East Hants Health Authority	75,276	75,303
Cumberland Health Authority	63,672	60,245
Gambling Awareness Foundation of Nova Scotia	427	660
Guysborough Antigonish Strait Health Authority	83,729	82,997
Izaak Walton Killam Health Centre	248,237	241,428
Nova Scotia Health Research Foundation	5,771	6,395
Pictou County Health Authority	77,895	77,919
Provincial Drug Distribution Program	86,671	82,210
South Shore District Health Authority	85,316	85,478
South West Nova District Health Authority	99,585	100,386

	3,932,626	3,826,520

Justice
Department of Justice	269,193	262,162
Law Reform Commission	293	349
Nova Scotia E911 Cost Recovery Fund	5,067	4,924
Nova Scotia Legal Aid Commission	22,734	21,401

	297,287	288,836

Schedules to the Consolidated Financial Statements

Schedule 2

Expenses (continued)

For the fiscal year ended March 31, 2012

($ thousands)

	2012	2011
		(as restated)
Labour and Advanced Education
Department of Labour and Advanced Education	191,798	185,141
Nova Scotia Community College	199,635	203,169
Nova Scotia Nominee Program Fund	—	17,117

	391,433	405,427

Assistance to Universities	387,215	93,545

Natural Resources
Department of Natural Resources	101,151	92,787
Acadia Coal Company Limited Fund	4	2
Coal Research Agreement Fund	2	—
Habitat Conservation Fund	91	174
Nova Scotia Primary Forest Products Marketing Board	167	226
Off-Highway Vehicle Infrastructure Fund	1,151	1,744
Species-at-risk Conservation Fund	3	3
Sustainable Forestry Fund	—	462

	102,569	95,398

Public Service	138,032	123,555

Seniors

Department of Seniors	1,866	1,734

Service Nova Scotia and Municipal Relations
Department of Service Nova Scotia and Municipal Relations	259,643	297,352
Nova Scotia Coordinate Referencing System Trust Fund	30	—
Nova Scotia Municipal Finance Corporation	693	416

	260,366	297,768

Transportation and Infrastructure Renewal
Department of Transportation and Infrastructure Renewal	407,159	405,163
Harbourside Commercial Park Inc.	787	773
Nova Scotia Lands Inc.	4,258	498

	412,204	406,434

Restructuring Costs	36,935	69,391

Pension Valuation Adjustment	38,042	(24,728)

Tax Credits and Rebates	68,320	48,860

Net Loss on Disposal of Crown Assets	—	609

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 2

Expenses (continued)

For the fiscal year ended March 31, 2012

($ thousands)

	2012	2011
		(as restated)
Debt Servicing Costs
General Revenue Fund	815,224	805,975
Annapolis Valley District Health Authority	583	501
Annapolis Valley Regional School Board	897	876
Cape Breton District Health Authority	1,589	1,533
Cape Breton Victoria Regional School Board	1,000	898
Capital District Health Authority	7,888	7,441
Chignecto-Central Regional School Board	1,497	1,477
Colchester East Hants Health Authority	359	295
Conseil scolaire acadien provincial	348	306
Conserve Nova Scotia	—	73
Cumberland Health Authority	292	276
Guysborough Antigonish Strait Health Authority	402	353
Halifax Regional School Board	4,212	3,478
Izaak Walton Killam Health Centre	1,440	1,435
Nova Scotia Community College	1,552	1,347
Nova Scotia Housing Development Corporation	16,732	36,522
Nova Scotia Innovation Corporation	111	63
Nova Scotia Legal Aid Commission	385	307
Nova Scotia Municipal Finance Corporation	43	454
Nova Scotia Strategic Opportunities Fund Inc.	2,684	—
Nova Scotia Utility and Review Board	39	31
Pictou County Health Authority	404	323
Sherbrooke Restoration Commission	17	24
South Shore District Health Authority	446	393
South Shore Regional School Board	475	511
South West Nova District Health Authority	588	535
Strait Regional School Board	534	556
Trade Centre Limited	173	—
Tri-County Regional School Board	446	481
Waterfront Development Corporation Limited	15	8
Waycobah School Assistance Fund	2	19

	860,377	866,491

Total Expenses	9,921,892	9,333,838

Schedules to the Consolidated Financial Statements

Schedule 3

Loans and Investments

As at March 31, 2012

($ thousands)

	Loans and Investments	Provisions	Net 2012	Net 2011
				(as restated)
Loans
Agriculture and Rural Credit Act	165,966	13,637	152,329	156,321
Conserve Nova Scotia	—	—	—	1,727
Educational & Services Products (NS) Ltd	15	—	15	15
Education - Student Loans Direct Lending	186,688	72,936	113,752	111,443
Fisheries Development Act	109,579	405	109,174	103,984
Industrial Development Act	—	—	—	151,967
Miscellaneous	709	—	709	709
Municipal Loan and Building Fund Act	—	—	—	75
Nova Scotia Bridge Commission	2,000	—	2,000	2,000
Nova Scotia Business Inc.	116,344	37,672	78,672	89,770
Nova Scotia Housing Development Corporation	579,525	3,879	575,646	495,877
Nova Scotia Innovation Corporation	4,855	3,426	1,429	192
Nova Scotia Jobs Fund Act	210,984	56,616	154,368	—
Nova Scotia Market Development Initiative Fund	5,600	—	5,600	5,600
Nova Scotia Municipal Finance Corporation	725,038	—	725,038	748,013
Nova Scotia Strategic Opportunities Fund Incorporated	74,606	—	74,606	66,296
Resource Recovery Fund Board Inc.	89	—	89	125
Venture Corporations Act	809	809	—	—
Waterfront Development Corporation	199	—	199	1,101

Total Loans	2,183,006	189,380	1,993,626	1,935,215

Investments
AgraPoint International Inc.	934	—	934	704
Art Gallery of Nova Scotia	2,091	—	2,091	2,145
Gambling Awareness Foundation of Nova Scotia	3,304	—	3,304	3,385
Industrial Development Act	—	—	—	27,399
Nova Scotia Business Inc.	48,784	14,247	34,537	28,578
Nova Scotia Community College	3,020	—	3,020	2,769
Nova Scotia Housing Development Corporation	2,616	181	2,435	2,168
Nova Scotia Innovation Corporation	18,377	4,558	13,819	12,954
Nova Scotia Jobs Fund Act	31,671	9,271	22,400	—
Nova Scotia School Insurance Program	8,588	—	8,588	8,505
Public Archives of Nova Scotia	1,002	—	1,002	927

Total Investments	120,387	28,257	92,130	89,534

The provisions listed above include $5,275 (2011 - $Nil) for possible guarantee payouts from the Nova Scotia Jobs Fund Act, $Nil (2011 - $2,350) from the Industrial Development Act, and $Nil (2011 - $30) from Nova Scotia Business Inc. Also included in the provisions is $10,479 (2011 - $11,257) for the Debt Reduction Assistance Program of the Education Student Loans of which $3,950 (2011 - $4,422) relates to the student loans guaranteed by the province.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 4

Unmatured Debt

As at March 31, 2012

($ thousands)

	Gross Unmatured Debt	Sinking Funds and Defeasance Assets	Net Unmatured Debt 2012	Net Unmatured Debt 2011

General Revenue Fund	14,983,118	2,538,965	12,444,153	12,216,897
Nova Scotia Housing Development Corporation	215,456	—	215,456	226,106
Nova Scotia Municipal Finance Corporation	3,431	—	3,431	2,065
Nova Scotia Power Finance Corporation	999,730	999,730	—	—
Waterfront Development Corporation Limited	1,245	—	1,245	875
Other	1,132	—	1,132	1,307

Total Unmatured Debt	16,204,112	3,538,695	12,665,417	12,447,250

Gross Unmatured Debt

All debt is presented in Canadian dollar equivalents and after giving effect to currency swap contracts itemized in Note 5.

Gross Unmatured Debt consists of the outstanding current and long-term debt of Governmental Units, as well as the unmatured debt of the General Revenue Fund. Current and long-term debt of the Government Business Enterprises is reflected in the province’s Investment in Government Business Enterprises and further detailed in Schedule 6.

Schedules to the Consolidated Financial Statements

Schedule 4

Unmatured Debt (continued)

As at March 31, 2012

Sinking Fund Assets

At March 31, 2012, the General Revenue Fund held Sinking Funds and Public Debt Retirement Funds of $2,539.0 million (2011 - $2,394.6 million). These funds were comprised of $2,385.4 million in Sinking Funds and $153.6 million in Public Debt Management Funds. The total market value of both funds was $2,594.6 million at year-end. During the year, contributions were $37.6 million, total earnings were $106.8 million, and there were no redemptions.

Sinking fund assets are recorded at cost, which includes premiums and discounts associated with the purchase of these investments. These premiums and discounts are amortized on a straight-line basis over the term of the related investment. The unamortized portion of the premiums and discounts is included as part of the value of the sinking funds. As at March 31, 2012, the unamortized net premium was $42.6 million (2011 - $48.8 million).

Sinking fund assets consist primarily of debentures of the provinces and Government of Canada with fixed interest rates ranging from 2.75 per cent to 10.00 per cent. Sinking fund payments normally commence on the first anniversary date of the issue of the debenture and are designed to retire the debt over the relevant period to maturity. At year-end, the province held $676.9 million (2011 - $994.9 million) carrying value worth of its own debentures in Sinking Funds and Public Debt Retirement Funds as active investments.

As per the Nova Scotia Power Corporation Privatization Agreement, Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other provincial governments and utilities, and federal US bonds, coupons or residuals. This debt is shown net of defeasance assets on the Statement of Financial Position.

Projected net principal repayments, capital lease payments, and sinking fund requirements for the next five years and thereafter are as follows:

($ thousands)
	Net Principal Repayments	Capital Lease Payments	Sinking Fund Payments	Total Payments

2013	990,502	25,028	44,090	1,059,620
2014	992,118	26,063	36,263	1,054,444
2015	568,006	28,379	36,263	632,648
2016	995,674	30,318	36,263	1,062,255
2017	876,032	32,492	36,263	944,787
2018 & thereafter	7,652,374	132,733	126,556	7,911,663

	12,074,706	275,013	315,698	12,665,417

Net principal repayments are comprised of the principal amounts due on loans and debentures less available designated sinking funds to retire the debentures.

In addition, the province has approximately $793.2 million (2011 - $788.4 million) in unrestricted sinking funds that can be used towards the retirement of any unmatured debt. The use of these funds is evaluated each year based on a detailed analysis of cash requirements and market conditions.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 5

Gross Unmatured Debt

As at March 31, 2012

($ thousands)

	Foreign Exchange Rate	CDN $ Amount	Maturity Dates	Interest Rates

Debentures
General Revenue Fund
General Revenue Fund (CDN$)		14,696,275	2012 to 2062	2.50% to 11.75%
General Revenue Fund (US$)	0.9991	—	2013 to 2022	2.375% to 9.50%
General Revenue Fund (UK£)	1.5970	—	2019	11.75%
Nova Scotia Municipal Finance Corporation		3,431	2012 to 2032	1.00% to 2.62%
Nova Scotia Power Finance Corporation (CDN$)		700,000	2012 to 2031	10.25% to 11.25%
Nova Scotia Power Finance Corporation (US$)	0.9991	299,730	2021	9.40%

Total Debentures		15,699,436

Loans
General Revenue Fund - Other Debt		12,935	2014 to 2016	1.45% to 1.89%
Nova Scotia Housing Development Corporation		215,456	2012 to 2034	1.63% to 10.50%
Nova Scotia Innovation Corporation		27	2013	—
Waterfront Development Corporation Limited		1,245	Demand loan Prime less 1.125%

Total Loans		229,663

Capital Leases
General Revenue Fund		273,908	2012 to 2027	6.04% to 11.00%
Other		1,105	2012 to 2017	6.19% to 6.29%

Total Capital Leases		275,013

Gross Unmatured Debt		16,204,112

Call, Redemption and Other Features

General Revenue Fund

Canadian debentures include $1,079.4 million in CPP debentures, which are redeemable in whole or in part before maturity, on six months notice, at the option of the Minister of Finance of Canada.

The interest rates shown for the Canadian and US debentures reflect the fixed interest rates only. There are debentures that have floating interest rates. Floating interest rates are adjusted on a quarterly basis.

Housing Development Corporation

Mortgages and notes payable are secured by investments in social housing.

Schedules to the Consolidated Financial Statements

Schedule 6

Government Business Enterprises

As at March 31, 2012

($ thousands)

	2012					2011
	Halifax- Dartmouth Bridge Commission	Highway 104 Western Alignment Corporation	Nova Scotia Gaming Corporation	Nova Scotia Liquor Corporation	Total	Total
						(as restated)

Cash	6,650	528	14,832	8,662	30,672	37,629
Accounts Receivable	598	957	1,293	2,634	5,482	5,150
Inventory	—	6	2,296	40,618	42,920	40,274
Investments	12,160	38,033	1	—	50,194	47,912
Tangible Capital Assets	87,164	45,935	73,426	41,515	248,040	250,253
Other Assets	206	461	9,794	6,128	16,589	20,050

Total Assets	106,778	85,920	101,642	99,557	393,897	401,268

Accounts Payable	3,051	555	70,943	32,942	107,491	105,557
Unmatured Debt	48,000	57,187	16,493	60	121,740	132,234
Other Liabilities	5,064	10,036	21,074	20,904	57,078	67,953

Total Liabilities	56,115	67,778	108,510	53,906	286,309	305,744

Equity	50,663	18,142	(6,868)	45,651	107,588	95,524

Total Liabilities and Equity	106,778	85,920	101,642	99,557	393,897	401,268

Total Revenue	30,006	22,323	429,267	593,809	1,075,405	1,074,061

Debt Servicing	2,604	9,008	882	1,068	13,562	14,462
Other Expenses	15,723	11,515	293,163	371,126	691,527	701,640

Total Expenses	18,327	20,523	294,045	372,194	705,089	716,102

Net Income	11,679	1,800	135,222	221,615	370,316	357,959

Note:

Government Business Enterprises (GBEs), which are provincially controlled public sector entities, were directed by the Public Sector Accounting Board to adopt International Financial Reporting Standards (IFRS) for fiscal years beginning on or after January 1, 2011. Prior to adoption of IFRS, GBEs prepared their financial statements in accordance with Canadian Generally Accepted Accounting Principles (GAAP). Financial statements for the year ending March 31, 2012, including comparative information for 2011, are the GBEs’ first annual financial statements that comply with IFRS.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2012

Halifax-Dartmouth Bridge Commission

The Halifax-Dartmouth Bridge Commission, operating as Halifax Harbour Bridges, was created in 1950 by a statute of the Province of Nova Scotia (now the Halifax-Dartmouth Bridge Commission Act). The purpose of the Commission is to construct, maintain, and operate bridges and their necessary approaches across the Halifax Harbour, between the communities of Halifax and Dartmouth, and across the North West Arm.

The Commission currently operates and maintains two toll bridges across the Halifax Harbour: the Angus L. Macdonald Bridge and the A. Murray MacKay Bridge. Bridge tolls are regulated by the Nova Scotia Utility and Review Board, a provincially controlled public sector entity.

Long-Term Loan Agreement

On July 25, 2007 the Commission entered into a long-term loan agreement with the province for $60.0 million with a final maturity date of December 4, 2019. This agreement requires eleven consecutive annual installments of $3.0 million that commenced with an installment payment on December 4, 2008 and for each year thereafter with the final principal repayment amount of $27.0 million along with all accrued and unpaid interest thereon due on the final maturity date of December 4, 2019. At March 31, 2012, the Commission had $45.0 million of long-term debt and $3.0 million of debt maturing within one year.

Interest is payable semi-annually on June 4 and December 4 of each year. The average interest rate over the length of the loan is 5.13%. For the period ending March 31, 2012, interest expense on the long-term debt was $2.6 million (2011 - $2.7 million), of which $0.8 million (2011 - $0.8 million) was payable at year-end.

This agreement also requires that two reserve funds, which are the Operating, Maintenance & Administrative Fund (OM Fund) and the Debt Service Fund, be maintained. Effective June 4, 2008, a Capital Fund was also established.

Line of Credit Agreement

On June 30, 2008, the Commission entered into an agreement with the province for a $60.0 million revolving, unsecured line of credit. At March 31, 2012, the Commission had one advance totaling $2.0 million against the line of credit and accrued interest for the year in the amount of $32.0 thousand (2011 - $39.0 thousand), of which $2.0 thousand (2011 - $39.0 thousand) was payable at year-end.

Schedules to the Consolidated Financial Statements

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2012

Highway 104 Western Alignment Corporation

The Corporation was established for the purpose of financing, designing, constructing, operating, and maintaining a 45 km stretch of highway between Masstown and Thomson Station in the counties of Colchester and Cumberland, Nova Scotia.

Related Party Transactions

All transactions with parties under common control of the government are routine operating transactions carried out as part of the Corporation’s normal day-to-day operations. These transactions include enforcement, maintenance services, purchases of inventory and property, plant and equipment. Collectively, the transactions increase enforcement costs by $60.0 thousand (2011 - $60.0 thousand), maintenance services by $1.2 million (2011 - $1.1 million), inventory by $15.1 thousand (2011 - $20.7 thousand), and property, plant and equipment by $35.0 thousand (2011 - $70.1 thousand).

At March 31, 2012, the Corporation had a receivable from the province in the amount of $0.9 million (2011 - $0.8 million).

Under Canadian GAAP, funding from the province was accounted for as a government grant. Under IFRS, this funding is viewed as the government’s participation in the ownership of the Corporation and, as a result, is now recorded as contributed capital within equity.

Omnibus Agreement

The omnibus agreement dated April 1, 1996 is an agreement between the Corporation, the contractor, the operator, and the province to design, finance, construct, operate, and maintain the Highway 104 Western Alignment. Under this agreement, the Province of Nova Scotia retains ownership of the highway. However, the Corporation is granted the right to operate the highway and collect tolls for a 30-year period, after which time the right will revert to the province. The province contributed $55.0 million towards the construction of the highway, one-half of which was recovered from the Federal Government under the Canada-Nova Scotia Strategic Highway Improvement Program.

Annual Roadway Maintenance Agreement

The annual roadway maintenance agreement is a 30-year agreement between the Corporation and the Department of Transportation and Infrastructure Renewal for the provision of annual roadway maintenance services. It is renewable in five-year increments.

Long-Term Debt

Long-term debt is comprised of senior toll revenue bonds bearing interest of 10.25% and maturing March 31, 2026. The bonds are payable in equal installments of interest and principal. At year-end, the Corporation had $55.2 million (2011 - $62.0 million) of long-term debt and $2.0 million (2011 - $1.9 million) of debt maturing within one year. Interest expense on the long-term debt was $9.0 million (2011 - $9.7 million) for the year.

Minimum principal repayments for the next five years are as follows: 2013 - $2.0 million, 2014 - $2.2 million, 2015 - $2.4 million, 2016 - $2.7 million, and 2017 - $2.9 million.

As security, the Corporation has provided an assignment of all the present and future property and assets, including rights to operate the facility, and a security interest in the Debt Service Reserve Account and the Major Maintenance Reserve Account.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2012

Nova Scotia Gaming Corporation

The Corporation was incorporated on February 15, 1995 by Chapter 4 of the Acts of 1994-95, the Gaming Control Act. The purpose of the Corporation is to develop, undertake, organize, conduct, and manage casinos and other lottery and gaming activities on behalf of the Province of Nova Scotia. Revenues of the Corporation are derived from two casinos, located in Halifax and Sydney, as well as ticket and video lottery sales.

On May 7, 2012, the Minister responsible for Part I of the Gaming Control Act entered Bill 81 in the Nova Scotia legislature. This Bill includes amendments related to changes to the name of the Corporation to the Nova Scotia Provincial Lotteries and Casino Corporation, termination of appointments of the members of the existing Board of Directors, and outlines composition of the new Board of Directors to include the Deputy Minister responsible for Part I of the Gaming Control Act as Chair, the Deputy Minister of Finance, the Deputy Minister of Health and Wellness, or a person designated by the Deputy Minister of Health and Wellness, a public servant appointed by the Minister responsible for Part I of the Gaming Control Act, and not more than three persons appointed by the Governor in Council. These changes will come into effect upon proclamation of the Bill.

Payable to the Province

At March 31, 2012, the Corporation had a payable to the province in the amount of $55.6 million (2011 - $57.1 million).

Special Payments to Government Departments

The Corporation is obligated to make direct payments annually to three government departments: Department of Communities, Culture and Heritage (in support of the Cultural Federation of Nova Scotia), Department of Agriculture (in support of the Exhibition Association of Nova Scotia), and Department of Health and Wellness (in support of Sport Nova Scotia). These payments totaled $0.2 million in 2012 (2011 - $0.2 million). Additionally, as part of its Gaming Strategy, the Province of Nova Scotia approved a contribution of $3.0 million to the Department of Health and Wellness in 2012 (2011 - $3.0 million) to fund problem gambling treatment.

Gambling Awareness Foundation Contribution

Video Lottery (VL) retailers in Nova Scotia have agreed, under the terms of their agreements with Atlantic Lottery Corporation Inc. (ALC), to contribute 1.0% of their VL commissions to the Gambling Awareness Foundation of Nova Scotia. The Corporation has agreed to contribute an amount equal to all contributions made by the VL retailers. At March 31, 2012, the Corporation had a payable to the Gambling Awareness Foundation in the amount of $45.0 thousand (2011 - $46.0 thousand).

Harness Racing Fund Contribution

The Corporation annually contributes to the Nova Scotia Harness Racing Fund, pursuant to the Nova Scotia Harness Racing Fund Regulations. In 2012, the contribution was $1.0 million (2011 - $1.0 million). The 2013 approved budget for this item is $1.0 million.

Due to Atlantic Gaming Equipment

The amount due to Atlantic Gaming Equipment was $16.5 million (2011 - $16.1 million) at year-end. This liability represents the portion of ALC debt used in the acquisition of capital assets operated on behalf of the Corporation. All amounts are payable by ALC and are due on or before August 2016. The debt is based on variable interest rates ranging from 2.58% to 5.13%. The aggregate maturities of long-term debt for the next four years are approximately as follows: 2013 - $5.1 million, 2014 - $5.3 million, 2015 - $5.4 million, and 2016 - $2.7 million. Included in interest expense is $0.7 million (2011 - $57.0 thousand) relating to the debt.

Schedules to the Consolidated Financial Statements

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2012

Nova Scotia Liquor Corporation

The Corporation derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statutes of Nova Scotia, 1989. The Corporation was created June 1, 2001, by Chapter 4 of the Government Restructuring (2001) Act, via continuance of the Nova Scotia Liquor Commission as a body corporate.

The Corporation operates retail sales locations across the province and has a fiscal year end of March 31. Remittances to the Department of Finance totaled $221.5 million in 2012 (2011 - $223.0 million).

Obligations under Finance Lease

At year-end, the Corporation had long-term obligations under finance lease of $41.0 thousand (2011 - $60.0 thousand) and current obligations under finance lease of $19.0 thousand (2011 - $1.1 million).

Interest expense on the finance lease obligations was $68.0 thousand (2011 - $251.0 thousand) for the year.

Payable to the Province

In addition to converting to IFRS, the Corporation reclassified its payable to the Minister of Finance from a liability to equity on a retroactive basis.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 7

Tangible Capital Assets

As at March 31, 2012

($ thousands)

	2012						2011
	Land	Buildings and Land Improvements	Machinery, Computers and Equipment	Vehicles and Ferries	Roads, Bridges and Highways	Total	Total
Costs
Opening Costs	753,744	4,279,454	1,295,703	138,692	1,914,907	8,382,500	7,719,195
Transfers	979	(1,584)	(846)	110	—	(1,341)	2,998
Additions	45,865	229,054	86,928	17,056	232,276	611,179	702,248
Disposals	(203)	(3,044)	(16,214)	(18,032)	—	(37,493)	(41,941)

Closing Costs	800,385	4,503,880	1,365,571	137,826	2,147,183	8,954,845	8,382,500

Accumulated Amortization
Opening Accumulated Amortization	—	(1,716,628)	(923,189)	(87,901)	(777,858)	(3,505,576)	(3,196,476)
Transfers	—	(440)	250	—	1	(189)	(2,607)
Disposals	—	1,848	16,031	17,698	—	35,577	38,798
Amortization Expense	—	(134,669)	(81,894)	(12,612)	(133,267)	(362,442)	(345,291)

Closing Accumulated Amortization	—	(1,849,889)	(988,802)	(82,815)	(911,124)	(3,832,630)	(3,505,576)

Net Book Value	800,385	2,653,991	376,769	55,011	1,236,059	5,122,215	4,876,924

Opening Balance	753,744	2,562,826	372,514	50,791	1,137,049	4,876,924	4,522,719
Closing Balance	800,385	2,653,991	376,769	55,011	1,236,059	5,122,215	4,876,924

Increase in Net Book Value	46,641	91,165	4,255	4,220	99,010	245,291	354,205

Schedules to the Consolidated Financial Statements

Schedule 7

Tangible Capital Assets (continued)

As at March 31, 2012

($ thousands)

Amortization is calculated on a declining balance basis for most assets of the General Revenue Fund. The amortization percentages of the more common tangible capital assets are as follows:

Buildings and Land Improvements	5-30 per cent
Machinery, Computers and Equipment	15-50 per cent
Vehicles and Ferries	15-35 per cent
Roads, Bridges and Highways	5-15 per cent

Capital leases are amortized on a straight-line basis over the length of each lease (3-25 years).

Amortization is generally calculated on a straight-line basis for assets of the governmental units. The estimated useful lives of the more common tangible capital assets are as follows:

Buildings (including Leasehold Improvements) and Land Improvements	2-50 years
Machinery, Computers and Equipment	2-50 years
Vehicles and Ferries	3-7 years

Capital leases are amortized on a straight-line basis, generally 3-45 years.

Social Housing assets are included in Buildings and Land Improvements and relate to the Nova Scotia Housing Development Corporation. These assets are amortized using the straight-line method. The net book value of these assets is $346,628 (2011 - $355,400).

Included in the closing costs of the various classes as at March 31, 2012, are costs for assets under construction, which have not yet been amortized. These costs relate to buildings and land improvements of $329,375, machinery, computers and equipment of $60,660, vehicles and ferries of $12,785, and roads, bridges and highways of $113,234.

Capital leases are included in the various classes as at March 31, 2012 as follows: buildings and land improvements - cost of $472,226, accumulated amortization of $282,086; machinery, computers and equipment - cost of $40,088, accumulated amortization of $37,804; and vehicles and ferries - cost of $16,951, accumulated amortization of $9,393.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 8

Direct Guarantees

As at March 31, 2012

($ thousands)

	Authorized 2012	Utilized 2012	Utilized 2011

Bank Loans
Department of Education - Student Loan Program	15,449	15,449	22,364
Nova Scotia Business Inc.	300	300	300
Industrial Development Act	—	—	36,534
Nova Scotia Jobs Fund Act	65,700	39,931	—

Total Bank Loan Guarantees	81,449	55,680	59,198

Mortgages
Housing Development Corporation Act	9,143	9,143	9,573
Housing Development Corporation Act - CMHC Indemnities	90,294	90,294	103,000
Provincial Finance Act	18	18	83

Total Mortgage Guarantees	99,455	99,455	112,656

Total Direct Guarantees	180,904	155,135	171,854

Less: Provision for Guarantee Payout
Department of Education - Student Loan Program		(3,191)	(4,776)
Housing Development Corporation Act		(10,385)	(9,888)
Industrial Development Act		—	(2,350)
Nova Scotia Business Inc.		(300)	(30)
Nova Scotia Jobs Fund Act		(5,275)	—

		(19,151)	(17,044)

Less: Provision for Student Debt Reduction Program
Department of Education - Student Loan Program		(3,950)	(4,422)

Net Direct Guarantees		132,034	150,388

(not provided for in these statements)

Schedules to the Consolidated Financial Statements

Schedule 9

Segment Reporting

As at March 31, 2012

Segment reporting is designed to assist users to identify the resources allocated to support the major activities of government and to better understand the performance of segments.

The following schedules provide segment information for the 2012 and 2011 fiscal years. Segment results represent the activities of that segment and include any inter-segment transactions. Inter-segment eliminations are shown in a separate column. The province has determined that the following segments represent the major activities of government.

Health

The provision of such services and institutions to the public that will lead to a higher state of personal health.

Education

The provision of all aspects and phases of training to equip people with necessary skills to pursue productive lives. This includes: Primary to Grade 12, post-secondary and advanced education, as well as labour support.

Infrastructure & Public Works

The provision of the means to facilitate the effective and efficient movement of persons and property. This includes the net results of the Halifax-Dartmouth Bridge Commission and the Highway 104 Western Alignment Corporation.

Social Services

The provision of services and assistance to economically and/or socially disadvantaged persons requiring aid.

Natural Resources & Economic Development

The provision for the maintenance and upkeep, efficient extraction, processing, and utilization of the natural attributes of the province with the aim of creating employment and contributing to the material well-being of residents.

Other Government

Revenues and expenses that relate to activities that are not identified as a separate segment or cannot be directly allocated on a reasonable basis to individual segments because they support a wide range of service delivery activities. This includes certain items from the General Revenue Fund such as general tax revenues, sinking fund earnings, debt servicing costs, and the pension valuation adjustment.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 9

Segment Reporting

For the fiscal year ended March 31, 2012

($ thousands)

					Infrastructure &
	Health		Education		Public Works		Social Services
	2012	2011	2012	2011	2012	2011	2012	2011
Revenue
Provincial Sources
Tax Revenue	208,631	211,856	—	—	250,186	255,395	—	—
Other Provincial Revenue	325,645	304,221	410,876	395,710	17,641	23,548	32,730	115,342
Net Income from GBEs	—	—	—	—	13,479	7,706	—	—
Investment Income	3,767	2,295	4,692	3,759	—	—	30,209	20,957
Federal Sources	828,896	795,290	271,252	322,800	30,140	121,670	350,281	251,976

Total Revenues	1,366,939	1,313,662	686,820	722,269	311,446	408,319	413,220	388,275

Expenses
Grants and Subsidies	1,573,307	1,523,736	644,440	320,000	15,775	343	806,920	683,865
Salaries and Employee Benefits	1,565,419	1,532,751	1,171,460	1,143,949	122,188	125,914	147,793	145,407
Operating Goods and Services	669,021	651,070	294,446	325,888	93,137	109,069	104,497	105,208
Professional Services	83,159	79,223	27,778	25,738	20,251	24,332	1,222	5,510
Amortization	96,802	96,221	73,938	70,540	157,221	145,808	18,176	18,394
Debt Servicing Costs	15,146	14,231	10,960	9,930	—	—	43,683	34,578
Other	2	491	42,359	41,796	—	—	—	—

Total Expenses	4,002,856	3,897,723	2,265,381	1,937,841	408,572	405,466	1,122,291	992,962

Segment Result	(2,635,917)	(2,584,061)	(1,578,561)	(1,215,572)	(97,126)	2,853	(709,071)	(604,687)

Schedules to the Consolidated Financial Statements

Schedule 9

Segment Reporting

For the fiscal year ended March 31, 2012

($ thousands)

	Natural Resources &		Other		Inter-Segment
	Economic Development		Government		Eliminations		Total
	2012	2011	2012	2011	2012	2011	2012	2011
								(as restated)
Revenue
Provincial Sources
Tax Revenue	415	490	4,144,636	4,227,116	—	—	4,603,868	4,694,857
Other Provincial Revenue	266,715	349,205	382,412	386,844	(113,092)	(101,994)	1,322,927	1,472,876
Net Income from GBEs	—	—	356,837	350,253	—	—	370,316	357,959
Investment Income	11,006	11,716	186,440	173,911	(39,097)	(30,897)	197,017	181,741
Federal Sources	207,251	284,745	1,491,474	1,435,325	—	—	3,179,294	3,211,806

Total Revenues	485,387	646,156	6,561,799	6,573,449	(152,189)	(132,891)	9,673,422	9,919,239

Expenses
Grants and Subsidies	148,826	156,047	330,068	349,855	(5,651)	(45,555)	3,513,685	2,988,291
Salaries and Employee Benefits	149,917	147,649	366,295	300,952	(81,103)	(36,578)	3,441,969	3,360,044
Operating Goods and Services	125,293	128,145	104,796	103,273	(4,424)	(4,238)	1,386,766	1,418,415
Professional Services	20,335	19,340	153,914	136,859	(655)	(669)	306,004	290,333
Amortization	5,904	6,120	10,401	8,208	—	—	362,442	345,291
Debt Servicing Costs	8,788	8,098	840,727	843,004	(58,927)	(43,350)	860,377	866,491
Other	9,230	24,303	487	884	(1,429)	(2,501)	50,649	64,973

Total Expenses	468,293	489,702	1,806,688	1,743,035	(152,189)	(132,891)	9,921,892	9,333,838

Segment Result	17,094	156,454	4,755,111	4,830,414	—	—	(248,470)	585,401

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 10

Government Reporting Entity

As at March 31, 2012

The government reporting entity is comprised of the province’s departments and public service units (General Revenue Fund) as well as the following governmental units, government business enterprises, and a proportionate share of government partnership arrangements:

Governmental Units

(Consolidation Method)

Acadia Coal Company Limited Fund	Nova Scotia Environmental Trust
AgraPoint International Inc.	Nova Scotia Farm Loan Board
AgriTECH Park Incorporated	Nova Scotia Fisheries and Aquaculture Loan Board
Annapolis Valley District Health Authority	Nova Scotia Government Acadian Bursary Program Fund
Annapolis Valley Regional School Board	Nova Scotia Harness Racing Fund
Art Gallery of Nova Scotia	Nova Scotia Health Research Foundation
Arts Nova Scotia	Nova Scotia Housing Development Corporation
Bioscience Enterprise Centre Incorporated	Cape Breton Island Housing Authority
Cape Breton District Health Authority	Cobequid Housing Authority
Cape Breton Victoria Regional School Board	Eastern Mainland Housing Authority
Capital District Health Authority	Metropolitan Regional Housing Authority
Check Inns Limited (inactive)	Western Regional Housing Authority
Chignecto-Central Regional School Board	Nova Scotia Innovation Corporation
Coal Research Agreement Fund	1402998 Nova Scotia Limited
Colchester East Hants Health Authority	3087532 Nova Scotia Limited
Conseil scolaire acadien provincial	Nova Scotia Jobs Fund
CorFor Capital Repairs and Replacements Fund	Nova Scotia Lands Inc.
Creative Nova Scotia Leadership Council	Nova Scotia Legal Aid Commission
Crown Land Mine Remediation Fund	Nova Scotia Market Development Initiative Fund
Crown Land Silviculture Fund	Nova Scotia Municipal Finance Corporation
Cumberland Health Authority	Nova Scotia Nominee Program Fund
Democracy 250 (inactive)	Nova Scotia Pension Agency
Film Nova Scotia	Nova Scotia Power Finance Corporation
Gambling Awareness Foundation of Nova Scotia	Nova Scotia Primary Forest Products Marketing Board
Gaming Addiction Treatment Trust Fund	Nova Scotia School Boards Association (1)
Guysborough Antigonish Strait Health Authority	Nova Scotia School Insurance Exchange (2)
Habitat Conservation Fund	Nova Scotia School Insurance Program Association (2)
Halifax Regional School Board	Nova Scotia Sportfish Habitat Fund
Harbourside Commercial Park Inc.	Nova Scotia Strategic Opportunities Fund Incorporated
Sydney Utilities Limited	Nova Scotia Tourism Agency (inactive)
Industrial Expansion Fund	Nova Scotia Utility and Review Board
Izaak Walton Killam Health Centre	Off-Highway Vehicle Infrastructure Fund
Law Reform Commission	P3 Schools Capital and Technology Refresh Fund (3)
Mainstream 1992 Fund	Pengrowth Nova Scotia Energy Scholarship Fund
Muggah Creek Remediation Fund	Pictou County Health Authority
Nova Scotia Arts Council (inactive)	Provincial Drug Distribution Program
Nova Scotia Blueberry Institute Fund	Public Archives of Nova Scotia
Nova Scotia Business Inc.	Public Debt Management Fund
Nova Scotia Community College	Resource Recovery Fund Board Inc.
Nova Scotia Community College Foundation	Rockingham Terminal Incorporated (inactive)
Nova Scotia Coordinate Referencing System Trust Fund	Scotia Learning Technology Refresh Fund
Nova Scotia Crop and Livestock Insurance Commission	Sherbrooke Restoration Commission
Nova Scotia E911 Cost Recovery Fund	South Shore District Health Authority

Schedules to the Consolidated Financial Statements

Schedule 10

Government Reporting Entity (continued)

As at March 31, 2012

Governmental Units (continued)	Government Business Enterprises
(Consolidation Method)	(Modified Equity Method)

South Shore Regional School Board	Halifax-Dartmouth Bridge Commission
South West Nova District Health Authority	Highway 104 Western Alignment Corporation
Species-at-risk Conservation Fund	Nova Scotia Gaming Corporation
Strait Regional School Board	Atlantic Lottery Corporation (25% ownership)
Sustainable Forestry Fund	Interprovincial Lottery Corporation
Sydney Environmental Resources Limited (inactive)	(10% ownership)
Sydney Steel Corporation	Nova Scotia Gaming Equipment Limited
Sydney Tar Ponds Agency	Nova Scotia Liquor Corporation
Sysco Decommissioning Fund
Trade Centre Limited
Tri-County Regional School Board	Government Partnership Arrangements
Upper Clements Family Theme Park Limited (inactive)	(Proportionate Consolidation Method)
Vive l’Acadie Community Fund
Waterfront Development Corporation Limited	Atlantic Provinces Special Education Authority
3104102 Nova Scotia Limited	(approximately 55% share)
Waycobah School Assistance Fund	Canada-Nova Scotia Offshore Petroleum Board
3052155 Nova Scotia Limited	(50% share)
Canadian Sports Centre Atlantic
(approximately 8% share)
Council of Atlantic Premiers
(approximately 46% share)

(1) – Entity is a partnership controlled by the eight school boards.

(2) – Entity is a partnership controlled by the eight school boards and the Nova Scotia Community College.

(3) – This includes all refresh funds related to P3 schools.